Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-14017 and 333-69541) and in the Registration Statements on Form S-8 (Nos. 33-56842, 333-18879, 333-40877, 333-73437, 333-78993 and 333-101439) of Rohm and Haas Company of our report dated February 28, 2005, except as to Notes 1 and 7 for which the date is August 12, 2005, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 12, 2005